HPR INC.





                     NON-EXECUTIVE SEPARATION BENEFITS PLAN





                            Effective January 1, 1997







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                                                     HPR INC.


                                      NON-EXECUTIVE SEPARATION BENEFITS PLAN


                                                 TABLE OF CONTENTS




SECTION 1 - GENERAL  INFORMATION
1.1 Adoption and Purpose of Plan
1.2 Status of Plan
1.3 Summary Plan Description
1.4 Effective Date
1.5 Plan Year

SECTION 2 -  DEFINITIONS
2.1 "Base Pay"
2.2 "Board"
2.3 "Change in Control"
2.4 "Covered  Termination"
2.5  "Effective  Date"
2.6  "Eligible  Employee"
2.7  "Eligibility  Conditions"
2.8  "Company"
2.9 "ERISA"
2.10 "Good Cause"
2.11 "Key  Director  or  Contributor"
2.12  "Participant"
2.13 "Plan"
2.14 "Plan Administrator"
2.15 "Plan Year"
2.16  "Separation  Pay"
2.17 "Separation Pay Period"
2.18 "Year of Service"

SECTION 3 -  BENEFITS  UNDER  THE PLAN
3.1  Types of  Benefits
3.2  Eligibility Conditions;  No  Mitigation
3.3  Amount of  Separation  Pay
3.4  Payment  of Benefits
3.5 Outplacement Assistance Benefits
3.6 Continued Eligibility For Benefit Programs
3.7 Effect of Covered Terminations on Certain Stock Options
3.8 Individual Arrangements

SECTION 4 - PLAN AMENDMENT AND TERMINATION
4.1 Employer's Right to Amend or Terminate Plan
4.2 Method of Amendment or Termination

SECTION 5 - PLAN ADMINISTRATION
5.1 Plan Administrator
5.2 Records
5.3 Reliance
5.4 Indemnification

SECTION 6 - MISCELLANEOUS  MATTERS
6.1 Information  Required
6.2 No Guaranty of Employment
6.3 Exclusive  Plan
6.4 Sole Source for Payment of Benefits
6.5 Non-Alienation
6.6 No Vesting
6.7 Obligations to Withhold and Pay Taxes
6.8 Governing Law

SECTION 7 - CLAIMS PROCEDURE
7.1 Claim for Benefits
7.2 Appeals

SECTION 8 - ERISA RIGHTS
8.1 Participants' Rights
8.2 Fiduciary Duties
8.3 Enforcement of Rights



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SECTION 1 - GENERAL INFORMATION




         1.1......Adoption  and Purpose of Plan. The Employer hereby adopts this
Non-Executive Separation Benefits Plan to provide certain separation benefits to Eligible Employees in accordance with the terms and conditions of the Plan.


         1.2......Status  of Plan.  The Plan and this  document  are intended to comply with all applicable state and federal laws regarding severance pay plans, specifically Title I of ERISA. The Plan is intended to be a "welfare benefit plan," as defined in ERISA, and not a "pension benefit plan." The Plan does not provide any pension or retirement benefits of any nature to any person.


         1.3......Summary  Plan  Description.  The Plan  Administrator is hereby authorized to use this document embodying the Plan, as from time to time amended, to satisfy all of the Plan's "summary plan description" requirements pursuant to ERISA.


         1.4......Effective Date.  The Plan is effective as of January 1, 1997.
                  --------------


         1.5......Plan Year. For recordkeeping and reporting purposes,  the Plan
Year shall be the twelve-month period ending each December 31.


                             SECTION 2 - DEFINITIONS


         2.1......"Base  Pay" means that portion  which is considered to be base pay pursuant to the Employer's payroll practices of an employee's highest compensation rate paid during the twenty-four months (or total employment, if less) immediately preceding termination of the employee's employment due to a Covered Termination. The term Base Pay shall exclude all other types of compensation or remuneration to an employee, and shall exclude without limitation bonuses of any kind, overtime pay and shift differentials, contributions (other than employee salary-reduction or base hourly wage-reduction contributions) to any retirement or other employee benefit plans, commissions, profit sharing payments, incentive payments of any kind, special payments of any kind (including without limitation business expense reimbursements, tuition reimbursements and flexible spending account reimbursements) and contingent compensation of any kind.


         The Base Pay determined on a weekly basis of a salaried Eligible Employee shall be the weekly equivalent of the employee's highest annual salary rate received during the relevant employment period under this subsection. For part-time employees the relevant salary rate shall be the highest net rate received after adjusting the equivalent full-time rate pro rata based on the employee's highest percentage of full-time employment while the salary rate was in effect.


         The Base Pay determined on a weekly basis of an Eligible Employee who is paid hourly wages shall equal the applicable hourly rate times the employee's greatest number of regularly scheduled work-week hours during the relevant employment period under this subsection.


         2.2......"Board" means the Employer's Board of Directors.


         2.3......"Change  in Control" A Change In Control of the Employer  will occur upon:


         .........(a) The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of either (i) the then outstanding shares of the Employer's common stock (the "Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of the directors (the "Outstanding Employer Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Employer (excluding an acquisition by virtue of the exercise of a conversion privilege); (B) any acquisition by the Employer or by any corporation controlled by the Employer; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Employer; or (D) any acquisition by any corporation pursuant to a consolidation or merger, if, following such consolidation or merger, the conditions described in clauses (i) and (ii) of paragraph (c) of this definition are satisfied; or


         .........(b)  Individuals who, as of the Effective Date, constitute the
Board (the "Incumbent Board") ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Employer's shareholders, was approved by a vote or resolution of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.


         .........(c)  Adoption  by  the  Board  of a  resolution  approving  an agreement of consolidation of the Employer with or merger of the Employer into another corporation or business entity in each case, unless, following such consolidation or merger, (i) more than 50 percent of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Outstanding Employer Voting Securities immediately prior to such consolidation or merger in substantially the same proportions as their ownership, immediately prior to such consolidation or merger, of the Common Stock and/or Outstanding Employer Voting Securities, as the case may be and (ii) at least a majority of the members of the board of directors (or other group of persons having the general power to direct the affairs of the corporation or other business entity) resulting from such consolidation or merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such consolidation or merger; provided that any right which shall vest by reason of the action of the Board pursuant to this paragraph (c) shall be divested, with respect to any such right not already exercised, upon (A) the rejection of such agreement of consolidation or merger by the stockholders of the Employer or (B) its abandonment by either party thereto in accordance with its terms; or


         .........(d)  Adoption by the requisite majority of the whole Board, or by the holders of such majority of stock of the Employer as is required by law or by the Certificate of Incorporation or By-Laws of the Employer as then in effect, of a resolution or consent authorizing (i) the liquidation or dissolution of the Employer or (ii) the sale or other disposition of all or substantially all of the assets of the Employer, other than to a corporation or other business entity with respect to which, following such sale or other disposition, (A) more than 50 percent of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Outstanding Employer Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Common Stock and/or Outstanding Employer Voting securities, as the case may be, and (B) at least a majority of the members of the board of directors (or other group of persons having the general power to direct the affairs of such corporation or other entity) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Employer; provided that any right which shall vest by reason of the action of the Board or the stockholders pursuant to this paragraph (d) shall be divested, with respect to any such right not already exercised, upon the abandonment by the Employer of such dissolution, or such sale or other disposition of assets, as the case may be.


         A Change in Control shall not occur upon the mere reincorporation of the Employer in another state.


         2.4......"Covered Termination" means the involuntary termination by the
Employer (or its successor following a Change in Control) of an Eligible Employee's employment (a) for a reason other than Good Cause or disability and
(b) on or after the date on which a Change In Control occurs and on or before the second anniversary of such date. The term Covered Termination shall not include the transfer of the Eligible Employee's employment to the Employer's successor following a Change in Control.


         2.5......"Effective Date" means the date set forth in Subsection 1.4 above.


         2.6......"Eligible  Employee"  means  an  individual  (a)  who  is  not eligible for participation in the Executive Separation Benefits Plan and (b) who is classified by the Employer as a regular employee with a regularly scheduled work week of at least 30 hours as of the date of a Change in Control. No individual classified by the Employer as a temporary employee, a consultant, or an independent contractor shall be an Eligible Employee.


         2.7......"Eligibility  Conditions"  means the conditions on eligibility for Separation Pay set forth in Subsection 3.2 below.


         2.8......"Employer"  means HPR Inc., a corporation  organized under the laws of Delaware, and its subsidiaries. To the extent required to carry out the intent of this Plan, the term Employer shall also refer to the Employer's successor following a Change in Control.


         2.9......"ERISA" means the Employee Retirement Income Security Act of
1974, as amended.


         2.10....."Good  Cause"  means an  Eligible  Employee's  (a) willful and continuing failure substantially to perform duties assigned in good faith from time to time by the Employer (provided that such failure is not solely the result of (i) a disability established to the satisfaction of either the Employer's Chairman or a majority of its Board or (ii) a leave of absence either granted in writing by the Employer or guaranteed by applicable law or (iii) some other reason agreed to in advance by either the Employer's Chairman or a majority of its Board); or (b) willful conduct which is demonstrably and materially injurious to the Employer; or (c) conviction of a felony or a misdemeanor involving the theft, misappropriation or embezzlement of property of the Employer.


         No termination of an Eligible Employee's employment shall be for Good Cause unless: (a) notice of such Good Cause is provided to the employee by or on behalf of the Board; and (b) the employee is afforded an opportunity to be heard before the Board, represented by counsel; and (c) a majority of the Board then determines that Good Cause exists for the employee's termination. The required hearing need not be held before the Eligible Employee's termination occurs, but it must be within 30 days after the notice of asserted Good Cause is given to the employee, unless the employee agrees to a postponement.


         For purposes of this subsection, the term Board shall include the board of directors (or body with a similar function) of the Employer's successor following a Change in Control.


         2.11....."Key  Director or Contributor"  means an Eligible Employee who is at any time designated as such by the Board after nomination by the Employer's Chairman (and provided that such designation has not been revoked by a majority of the Board prior to the date on which a Change in Control occurs). No Eligible Employee who has been designated as a Key Director or Contributor shall have such designation revoked during the period between the date on which a Change in Control occurs and the second anniversary of such date.


         Key Directors and Contributors may be listed on Appendix A to this Plan, which shall be amended as necessary to reflect decisions of the Board to add or delete Eligible Employees as Key Directors or Contributors, but only such Board action shall determine an employee's status as a Key Director or Contributor. Inclusion or omission of an employee's name on Appendix A shall not determine or affect the employee's status as a Key Director or Contributor.


         2.12....."Participant"  means an Eligible  Employee  who is entitled to receive separation benefits under the terms and conditions of the Plan.


         2.13....."Plan" means the Employer's  Non-Executive Separation Benefits
Plan as set forth in this document and in any and all amendments and supplements to this document.


         2.14....."Plan  Administrator" means the Employer or such other person, entity or committee as may be appointed from time to time by the Employer to administer the Plan.


         2.15....."Plan  Year" means the annual twelve-month period set forth in
Subsection 1.5 above.


         2.16....."Separation  Pay" means the  continuation  of a  Participant's
Base Pay (wages or salary) during the Separation Pay Period in accordance with the terms and conditions of the Plan.


         2.17....."Separation Pay Period" means, for any Participant, the period equal to the number of weeks of Base Pay to be received by the Participant as Separation Pay; provided that a Participant's Separation Pay Period shall end earlier upon the Participant's failure to continue satisfying all Eligibility Conditions.


         2.18....."Year  of  Service"  means  each  twelve  full  months  of  an employee's continuous employment with the Employer, measured from the employee's first day of work for the Employer and each anniversary of such date during a continuous-employment period which ends due to a Covered Termination. Except as otherwise required by law, service during any leave of absence shall not be included in an employee's continuous service time for purposes of determining his or her Separation Pay or other separation benefits. However, an absence which does not extend beyond the length of a leave of absence either granted in writing by the Employer or required by law shall not break an employee's period of continuous service for purposes of determining his or her number of Years of Service.


                       SECTION 3 - BENEFITS UNDER THE PLAN


         3.1......Types of Benefits.  An Eligible Employee whose employment with the Employer (or its successor following a Change in Control) is terminated solely due to a Covered Termination and with respect to whom all applicable
Eligibility Conditions set forth in Subsection 3.2 below are met shall be entitled under this Plan to the following types of separation benefits:


         .01......Separation Pay as determined under Subsection 3.3 below;


         .02......Outplacement assistance as determined under Subsection 3.5 below;


         .03......Continued eligibility for certain employee benefit programs, as described in Subsection 3.6 below;


         .04......Certain stock option benefits for Participants who are Key
Directors or Contributors, as described in Subsection 3.7 below.


         3.2......Eligibility   Conditions;   No   Mitigation.   Notwithstanding
anything else in this Plan, separation benefits shall be provided under this Plan only to an employee whose employment with the Employer (or its successor following a Change in Control) actually terminates. Furthermore, no employee shall be entitled to commence or continue receiving separation benefits under the Plan unless all of the following conditions are met and (to the extent applicable) continue to be met at all times:


     .01......The  Eligible Employee must agree to and must sign and comply with a separation letter satisfactory to the Employer (or its successor following a Change in Control). The separation letter may include, without limitation: (a) a comprehensive release of all claims of any sort against the Employer (and its present and former parents and subsidiaries and its successor following a Change in Control (collectively, the "Employer Group")) and all agents, employees, advisors and other representatives of the Employer Group in a form reasonably satisfactory to the Employer (or its successor following a Change in Control) and (b) an acknowledgment that any then-existing agreements concerning confidentiality and/or non-competition binding on the Eligible Employee will remain in effect in accordance with their terms, but separation benefits under this Plan shall not otherwise be conditioned upon the employee's agreement not to compete with the Employer Group or to solicit any of the Employer Group's customers or employees during the Separation Pay Period.


         .02......If  not already fully paid or terminated for any other reason, a Participant's Separation Pay and other benefits under this Plan shall cease as of the first date of any breach or other failure if the Participant breaches the terms of any separation letter entered into with the Employer pursuant to the requirements of clause .01 above or otherwise materially fails to satisfy any obligations of the Participant to the Employer under this Plan.


         .03......If  not already fully paid or terminated for any other reason, a Participant's Separation Pay and other benefits under this Plan shall cease as of the first date of any misconduct if the Employer becomes aware of any instance of the Participant's misconduct that would have constituted Good Cause for termination of the Participant's employment, whether such misconduct occurs prior to or following the Participant's termination of employment with the Employer; but provided that the notice, hearing and Board majority decision requirements of Subsection 2.10 are met promptly after discovery of the misconduct.


         A Participant shall not be required to seek replacement employment as a condition of receiving separation benefits and separation benefits otherwise payable under this Plan shall not be reduced or terminated on account of any employment undertaken by a Participant during or after his or her Separation Pay Period.


         3.3......Amount of Separation Pay.  Effective for Covered  Terminations
made on or after the Effective Date while this Plan remains in effect and subject to Subsection 3.2, each Participant's Separation Pay shall equal the amount determined under the applicable one of the following clauses:


     .01......Non-Key  Directors  or  Contributors:  The  Separation  Pay  of  a
Participant who was not designated as a Key Director or Contributor at the time of his or her Covered Termination shall equal (a) thirteen weeks of Base Pay plus (b) two weeks of Base Pay per Year of Service, up to a maximum benefit of twenty-six weeks of Base Pay.


     .02......Key Directors or Contributors: The Separation Pay of a Participant
who was designated as a Key Director or Contributor at the time of his or her Covered Termination shall equal twenty-six weeks of Base Pay.

         3.4......Payment  of Benefits.  Separation Pay shall be due and payable until paid in full at the rate of the Participant's Base Pay on each of the Participant's regular pay days during the Separation Pay Period. If a Participant has on file with the Employer a direct deposit authorization, such authorization will apply to all or a portion of the Participant's Separation
Pay, as specified in the direct deposit authorization. To the extent not directly deposited, checks for Separation Pay will be mailed to a Participant's most recent address of which the Plan Administrator has received notice in writing from the Participant. Notwithstanding the foregoing, if the Plan Administrator receives written notice that the Participant is mentally incompetent, the Employer shall pay the balance of the Participant's Separation Pay only to the Participant's duly appointed legal representative.


     3.5......Outplacement Assistance Benefits. Outplacement assistance shall be provided to each Participant as determined under the applicable one of the following clauses:

     .01......Non-Key  Directors  or  Contributors:  Participants  who  were not designated as Key Directors or Contributors at the time of their Covered Terminations shall receive group outplacement assistance .

     .02......Key Directors or Contributors: Each Participant who was designated as a Key Director or Contributor at the time of his or her Covered Termination shall receive individual outplacement assistance provided by a contractor selected by the Employer during his or her Separation Pay Period.


         3.6......Continued   Eligibility  For  Benefit   Programs.   Except  as
specifically provided below or in a benefit program document or as specifically required by law, no former employee of the Employer will be eligible after termination of employment with the Employer for any of the Employer's employee benefit programs. Subject to Subsection 3.2, a Participant will be eligible for continued participation in the Employer's employee benefit programs only as follows:


         .01......Medical and Dental Plans: Medical and dental plan coverage (as in effect and with the same employer contributions as were made immediately prior to the Participant's termination of employment) will remain in effect through the Separation Pay Period (or if sooner, until the Participant and his or her covered dependents cease to have coverage continuation rights pursuant to ERISA), but only to the extent that such plans allow for continuation of coverage. To the extent continuation coverage is not available, the Employer (or its successor following a Change in Control) will pay an amount of additional Separation Pay during this benefits continuation period equal to the amount paid for the discontinued benefits immediately prior to the Participant's Covered Termination. Payroll deductions for the Participant's share of premiums (at the rate in effect from time to time for active employees of the class of which the Participant was a member) shall continue to be deducted from the Participant's Separation Pay. Nothing in this Plan shall affect the Participant's right (if any) under ERISA to elect continuation coverage at the Participant's own expense in the Employer's medical and dental plans after the end of the benefits continuation period under this Subsection.


     .02......Vacation  Pay: This Plan does not change the  Employer's  vacation policy, which is a non-accrual policy. No amount for unused vacation time will be added to any Participant's Separation Pay.

Except as required by law, no Participant shall be eligible for any of the Employer's foregoing benefit programs at a time when any of the Eligibility Conditions specified in Subsection 3.2 above is not met.


         3.7......Effect of Covered  Terminations on Certain Stock Options.  The
following special provisions shall apply to all options to acquire shares of the Employer's capital stock held by a Participant who was designated as a Key Director or Contributor at the time of his or her Covered Termination, notwithstanding anything to the contrary in the grant of such options or any agreement with respect to such options:


     .01......Accelerated  Vesting.  Fifty percent of any such options which are not exercisable as of the date of the Participant's Covered Termination shall become immediately exercisable on such date or, if sooner, on the date that the Employer (or its successor following a Change in Control) gives notice that any such non-exercisable options will be terminated in accordance with their terms pursuant to a Change in Control without replacement by substitute options of reasonably equivalent value.


     .02......Grace  Period to  Exercise.  Subject  to  clause  .03  below,  all exercisable options held by the Participant (including those which become exercisable pursuant to clause .01 above) on the date of his or her Covered Termination shall remain exercisable for a period of three months after such date.

     .03......Termination  of Grace  Period.  Notwithstanding  the grace  period provided under clause .02 above, a Participant's options will terminate and cease to be exercisable pursuant to this Plan upon the earliest to occur of:


     .........(a)  The  date  that  such  options  would  have  expired  if  the
Participant had remained employed by the Employer throughout the grace period;

     .........(b) The dissolution of the Employer, but any substitute options in the securities of another company shall not be affected by the Employer's dissolution; or

     .........(c)  The date set in any  notice  given that the  options  will be terminated in accordance with their terms pursuant to a Change in Control, but any substitute options in the securities of another company shall not be affected by such termination and provided that such substitute options shall be provided under a good-faith reasonable conversion formula if the Employer (or its successor following a Change in Control) is reasonably able to do so.


         3.8......Individual  Arrangements.  Nothing in the Plan shall  preclude the Employer from entering into individual arrangements with employees for the payment of severance benefits in addition to the benefits provided under the Plan. No such individual arrangement shall entitle any person not a party thereto to any benefits of any nature.


                   SECTION 4 - PLAN AMENDMENT AND TERMINATION


     4.1......Employer's  Right to Amend or  Terminate  Plan.  The  Employer may
amend or terminate the Plan only as provided in the applicable one of the following clauses:


     .01......During  the First Two  Years.  This Plan  shall not be  amended or terminated on or before the second anniversary of the Effective Date except as follows:

     .........(a)  To Permit  Pooling:  The Plan may be terminated or amended as necessary pursuant to a majority vote of the Board taken consistently with an understanding that failure to so terminate or amend the Plan would prevent the Employer from entering into a then-proposed transaction to be accounted for as a pooling of interests with one or more other entities; provided that such understanding is based reasonably and in good faith upon information provided to the Board by any of the following: (i) the independent accountants of the Employer; (ii) the independent accountants of any other party to the proposed transaction; or (iii) the Securities and Exchange Commission.


     .........(b)  To Comply  with Law:  The Plan may be  amended  as  necessary pursuant to a majority vote of the Board taken consistently with a good-faith opinion of counsel to either the Employer or the Board that such amendment is required by applicable law; provided that the Employer shall thereupon use its best efforts to provide the Eligible Employees and the Participants with the value of the benefits intended under this Plan immediately prior to the effective date of the amendment.





     .02......After  the Second Year.  Following the second  anniversary  of the
Effective Date, the Employer may amend or terminate this Plan as follows:


     .........(a)  Prior to a Change in Control:  Prior to the  occurrence  of a
Change in Control and following the second anniversary of the then most recent Change in Control, the Employer may amend the Plan in any manner at any time and from time to time and may terminate the Plan at any time.

     .........(b) After a Change in Control: After the occurrence of a Change in
Control and until the second anniversary of such Change in Control, this Plan shall not be terminated and shall be amended only in accordance with the provisions of clause .01(b) of this Subsection 4.1.

         4.2......Method   of  Amendment  or   Termination.   Any  amendment  or
termination of the Plan shall be made by a written instrument signed by an officer of the Employer upon due authorization by the Board.


                         SECTION 5 - PLAN ADMINISTRATION


         5.1......Plan  Administrator.  The Plan Administrator shall be a "named fiduciary" for purposes of Section 402(a)(1) of ERISA, with authority to control and manage the operation and administration of the Plan, and shall be the agent for service of process against the Plan. The Plan Administrator shall have full power to administer the Plan in all matters, subject to applicable requirements of law. For this purpose, the Plan Administrator's power shall include, but shall not be limited to the following authority, in addition to all other powers provided by the Plan:


     .01......To  make  and  enforce  such  rules  and  regulations  as the Plan
Administrator deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;


     .02......To  appoint such agents,  counsel,  accountants,  consultants  and other persons to participate in the administration of the Plan as the Plan Administrator deems appropriate;

     .03......To   allocate  and  delegate  the  responsibilities  of  the  Plan
Administrator and to designate other persons to carry out any of the Plan Administrator's responsibilities; provided that any such allocation, delegation or designation shall be in writing and in accordance with applicable requirements of law;


     .04......To sue or be sued on behalf of the Plan and to appoint  additional agents for service of process; and


         .05......To the fullest extent permitted by law, the Plan Administrator shall have the exclusive responsibility and discretion to decide all matters relating to eligibility, coverage or benefits under the Plan and to interpret all provisions of the Plan and to determine all matters relating to the operation and administration of the Plan. Any determination by the Plan Administrator shall be final and binding, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously.


         5.2......Records. The Plan Administrator shall maintain such records as it deems necessary to determine benefits and eligibility under the Plan and shall make available to each Participant such portions of the records under the Plan as pertain to the Participant, for examination at reasonable times during normal business hours.


         5.3......Reliance.  In administering  the Plan, the Plan  Administrator shall be entitled to the extent permitted by law to rely conclusively on all information (including without limitation all tables, valuations, certificates, opinions and reports) which is furnished by or in accordance with the instructions or recommendations of accountants, counsel, actuaries, consultants or other experts employed or engaged by the Plan Administrator.


         5.4......Indemnification.  Except as prohibited by law, any  individual or individuals serving as Plan Administrator (or as a member of any board or committee that serves as Plan Administrator) shall be indemnified in full by the Employer against expenses, including attorneys' fees, and against the amount of any judgment, money decree, fine or penalty, or against the amount of any settlement deemed reasonable by the Board, necessarily paid or incurred by such individual or individuals in connection with or arising out of any claim made, or any civil or criminal action, suit or proceeding of whatever nature brought against such individual, or in which such individual is made a party, or in which such individual is otherwise involved, by reason of being or having been such Plan Administrator (or any member of any such board or committee). Such indemnification shall apply to any such individual even though at the time of such claim, action, suit or proceeding such individual is no longer Plan Administrator (or a member of any such board or committee).


                        SECTION 6 - MISCELLANEOUS MATTERS


         6.1......Information  Required.  Participants  and  Eligible  Employees
shall provide the Plan Administrator with such information and evidence, and shall sign such documents, as may be requested from time to time for the purpose of administering the Plan.


         6.2......No  Guaranty of Employment.  This Plan shall not be a contract of employment between the Employer and any employee. Nothing contained in the Plan document nor any action taken in connection with the adoption, operation or maintenance of the Plan shall be construed as a contract of employment between the Employer and any employee or as consideration or inducement for the employment of any employee. Nothing in the Plan or in the adoption, operation or maintenance of the Plan shall give any employee the right to remain in the Employer's employ, nor shall it give the Employer the right to require any employee to remain in its employ, nor shall it interfere with the employee's right to terminate his or her employment at any time. Without limiting the generality of the foregoing, the Employer shall have the right to terminate or change the terms of employment of any employee, Eligible Employee or Participant at any time and for any reason whatsoever, with or without cause or notice.


         6.3......Exclusive  Plan. The Plan shall exclusively  govern any claims for any type of severance benefits as a result of any termination of employment due to a Covered Termination on or after the Effective Date, while the Plan remains in effect. Any other severance plans of any nature maintained by the Employer shall be terminated as of such Effective Date with respect to any claims for severance benefits as a result of any Covered Termination occurring on or after such Effective Date.


         6.4......Sole  Source for Payment of Benefits.  All  benefits  provided under the Plan shall be paid solely from the general assets of the Employer. Nothing in the Plan shall be construed to require the Employer or the Plan Administrator to maintain any fund or segregate any amount for the benefit of any Participant, and no Participant or any other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Plan may be made. Neither the Employer nor any director, officer, employee or agent or other representative of the Employer shall be liable, otherwise than as expressly provided in the Plan, for payment of any benefits under the Plan or shall have any other liability to a Participant or to any other person.


         6.5......Non-Alienation.  No  benefit  payable  under the Plan shall be subject in any manner whatsoever to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind, and each and every attempt to alienate, sell, transfer, assign, pledge, attach or encumber any such benefit under the Plan shall be void and of no force and effect whatsoever.


         6.6......No Vesting. No person shall have any vested or non-forfeitable interest at any time in any payment or other benefit provided under the Plan.


         6.7......Obligations  to Withhold and Pay Taxes. Each Participant shall be liable for all tax obligations, if any, with respect to any sum received or other benefit provided pursuant to the Plan and for accurately reporting all such income and paying in full all such taxes to the appropriate federal, state and local authorities. The Employer shall have the right to deduct and withhold from any payment due under the Plan or from other amounts owed to the Participant all withholding taxes and other amounts required by law .


         6.8......Governing  Law.  The Plan and the rights of all persons  under the Plan shall be construed in accordance with and under applicable provisions of the laws of Massachusetts, except to the extent federal laws pre-empt such laws.


                                           SECTION 7 - CLAIMS PROCEDURE


         7.1......Claim  for Benefits.  Eligible Employees do not need to file a claim for benefits under the Plan. If an individual believes that he or she is eligible for severance benefits even though no such benefits have been offered, or if an Eligible Employee or Participant believes that his or her benefits have been calculated incorrectly or terminated prematurely or that the Plan has been otherwise violated, the aggrieved individual may file a claim with the Plan Administrator. The Plan Administrator shall advise the claimant either that the claim is allowed, or that the claim is denied, or that the claimant needs to submit additional information. If the claim is denied, the Plan Administrator shall furnish the claimant written notice of such denial within a reasonable time after receipt of the claim, and such notice shall include:


         .01......the reason for the denial;


         .02......specific references to Plan provisions on which the denial is based; and


         .03......information as to how to submit the claim for review.


If no notice of denial is furnished within 90 days after receipt of the claim by the Plan Administrator, the claim shall be deemed denied.


         7.2......Appeals.  If a claim filed under  Subsection 7.1 is denied (or deemed denied), the claimant may file a request for review with the Plan Administrator. The claimant shall be entitled to examine pertinent documents, to submit issues and comments in writing and to request a hearing before the Plan Administrator. The appeal of any claim must be submitted in writing within 60 days after (a) the date that the claim was deemed denied or (b) the receipt of notice of denial by the claimant, whichever is applicable. The Plan Administrator shall send the claimant a written decision regarding the appeal. Normally, the decision will be made within 60 days after the appeal is filed, but if the Plan Administrator determines that additional time is reasonably necessary, up to 60 additional days may be taken to resolve the appeal. The decision of the Plan Administrator on such review shall be final.


                                             SECTION 8 - ERISA RIGHTS


         8.1......Participants'  Rights. ERISA guarantees each individual who is a Participant in the Plan certain rights and protections. In summary, ERISA provides that all Participants are entitled to:


     .01......Examine,  without charge, at the Employer's benefits office and at other specified work sites, the Plan document, including copies of all documents filed in connection with the Plan with the U.S. Department of Labor, such as detailed annual reports (if required by applicable law).

     .02......Obtain  copies of all Plan  documents  and other Plan  information upon written request to the Employer's benefits office. The benefits office may make a reasonable charge for such copies.

     .03......Receive  a summary of the Plan's  financial report (if required by applicable law). The Employer's benefits office is required by law to furnish each Participant with a copy of each required summary annual report.


         8.2......Fiduciary   Duties.   In  addition  to  creating   rights  for
Participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called "fiduciaries," have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including the Employer or any other person, may fire anyone or otherwise discriminate against anyone in any way to prevent that individual from obtaining a benefit or exercising rights under ERISA. If a claim for a benefit is denied in whole or in part, a written explanation of the reason for the denial must be given. Individuals also have the right to have the Plan Administrator review and reconsider a claim.


         8.3......Enforcement  of Rights.  Under ERISA, there are steps that any person with rights under the Plan may take to enforce those rights. For example, if a Participant requests materials from the Employer's benefits office and does not receive them within 30 days, he or she may file suit in a federal court. In such case, the court may require the Employer to provide the materials and to pay up to $100 per day until the materials are provided, unless the materials were not provided because of reasons beyond the Employer's control.


         If a claim for benefits is denied or ignored in whole or in part, the aggrieved individual may file suit in a state or federal court.


         If the Plan fiduciaries misuse the Plan's money, or if the Plan discriminates against an individual for asserting rights under ERISA, the individual may seek assistance from the U.S. Department of Labor or may file suit in federal court. The court will decide who will pay court costs and legal fees. If the individual is successful, the court may order the person sued to pay those costs and fees. If the individual is unsuccessful, the court may order him or her to pay those costs and fees if, for example, it finds the claim to be frivolous.


         Questions about the Plan should be directed to the Plan Administrator. Questions about this statement or about an individual's rights under ERISA should be directed to the nearest Area Office of the U.S.
Labor-Management Services Administration, Department of Labor.


         IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has executed this document, under seal.

                                         HPR INC.



                                         By: /s/ Marcia J. Radosevich
                                             Marcia J. Radosevich
                                             Chairman, President and
                                             Chief Executive Officer


Plan Administrator:                    Employer Identification No.:  04-2985551

HPR INC.                               Plan No.:  ____


c/o  Thomas L. Saltonstall

245 First Street
Cambridge, MA 02142
Telephone:   (617) 679-8000

                           APPENDIX A TO THE HPR INC.
                     NON-EXECUTIVE SEPARATION BENEFITS PLAN
                  DESIGNATION OF KEY DIRECTORS AND CONTRIBUTORS
               as of January 1, 1997 (except as noted) pursuant to
                                 Subsection 2.11

Employee                                    Title

Ann C. Brady                                Director, Finance
Kristin Zaepfel                             Director, Staffing and Employee
                                                      Relations
George A. Abatjoglou                        Controller
Scott J. Seero                              Director, Sales Operations
Peter M. Henderson                          Director, Corporate Marketing
Kathryn S. Grosberg                         Director, Credentialing Products
James L. Merola                             Regional Support Manager
Sydney D. Smith                             Regional Support Manager
Skip Hart                                   Director, Software Development
Richard I. Lustig                           Director, Product Delivery
Steven Akillian                             Manager, Software Development
Jose M. Alea                                Manager, Software Development
Todd A. Cestari                             Manager, Software Development
Alfredo D. Zagaroli                         Project Leader
Eugene S. Spector                           Manager, Documentation
Stephen A. Insero                           Systems Architect
Thomas J. Boyle                             Manager, Audit/Quick Starts
Kevin G. Rhodes                             Project Leader
Denise Goldberg                             Manager, Product Management
Paul W. Brient*                             Director, New Product Development
Cynthia T. Egdahl                           Strategic Planning Consultant
David J. Rullo                              Director, Clinical Product
                                                      Information
Christopher F. O'Reilly                     Regional Sales Manager
Joanne M. Konrath                           Regional Sales Manger
Mark E. Biddle                              Regional Sales Manger
Robert M. Cook**                            Regional Sales Manager
Sean Tierney                                CCMS Sales
Ian Z. Chuang, M.D.***                      Director, Clinical Systems
                                              Integration

* Through 4/13/97, contingent upon appointment as Vice President,
  Product Management.
**Effective 4/1/97, contingent upon appointment to this position.
*** Effective 4/1/97, contingent upon appointment to this position.